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EXHIBIT 99.1

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CONTACTS:      Thomas E. Klein                        Media Relations:
               Chief Financial Officer                Reva Jaffe Wayman
               Vion Pharmaceuticals, Inc.             Harrison, Star, Wiener
               203/498-4210                           & Beitler PR
                                                      212/689-3690

                                                      Investor Relations:
                                                      Susan Burnett
                                                      Burns McClellan
                                                      212/505-1919


                                                      FOR IMMEDIATE RELEASE


VION PHARMACEUTICALS, INC. CLOSES PRIVATE PLACEMENT

NEW HAVEN, CT, May 24, 1996 -- Vion Pharmaceuticals, Inc. (NASDAQ: VION) announced today it has completed a private placement of 1,250,000 shares of convertible preferred stock, at $10.00 per share, resulting in net proceeds to the Company of $11,665,000. The shares of preferred stock pay semi-annual dividends of 5% per annum, payable in additional shares of preferred stock, and a 15% one time dividend if the Company redeems the issue within 3 years. The issue also contains a provision for a special dividend after 2 years under certain conditions if the Company's common stock falls below the conversion price. The issuance of the preferred stock at closing will also trigger certain adjustment provisions of the Company's outstanding warrants, resulting in the issuance of additional warrants. Paramount Capital, Inc., New York, New York acted as placement agent to the Company in connection with the offer and sale of the preferred stock.

"This financing is an important step in support of our TAPETTM program and for the expanded Phase III trial of Vion's anticancer agent PromycinTM (Porfiromycin)," said Mr. John Spears, president and CEO. Vion has received Orphan Drug designation for Promycin from the United States Food and Drug Administration. TAPET is an enabling platform technology featuring a novel gene therapy vector for the treatment of cancer. TAPET employs microorganisms designed to be highly selective for tumor tissue as vectors capable of delivering prodrug converting enzymes and genes to treat tumors.

Vion Pharmaceuticals is a biopharmaceutical company dedicated to discovering, developing and marketing oncology and antiviral products.